Exhibit 99.1

NextPlat Reports 3Q Results with Nearly 35% Improvement in Year-Over-Year Gross Profit, Consolidated Quarterly Gross Margins of 35% & Approximately 66% Reduction in Net Loss

Company Sees 72% Growth in Higher Margin 340B Prescription Volumes as it Continues to Expand its Pharmacy Footprint

HALLANDALE BEACH, FL – November 12, 2026 – NextPlat Corp (NASDAQ: NXPL) (“NextPlat” or the “Company”), a global consumer products and services company providing healthcare and technology solutions through e-commerce and retail channels worldwide, today announced operating results for the third quarter ended September 30, 2026.

“Our third quarter results reflect continued year-over-year improvement across the business, driven by the refocusing of our healthcare operations on high-value, high-margin services designed to deliver consistent bottom-line results in what remains a dynamic market,” said David Phipps, Chief Executive Officer and President of NextPlat Corp. “Our focus remains on growth and profitability through our differentiated, high-value healthcare services and expanding community pharmacy network, including our new Scott’s location near Pensacola and a new pharmacy in Jacksonville, supported by a more efficient operating structure. Looking ahead, we anticipate further progress on our growth initiatives, including selective acquisitions, the introduction of new value-added services such as automated dispensing, and entry into new online healthcare and consumer markets

Third Quarter 2026 Financial Highlights:

●	Consolidated revenue for the quarter ended September 30, 2026, was approximately $10.5 million versus $13.8 million reported in the third quarter of 2025. The change in revenue largely reflects lower reimbursement rates along with lower retail prescription volumes from our Healthcare operations. While these lower reimbursements reduce reported top-line revenue, they have contributed to a meaningful improvement in the Company’s gross margin. The Company expects retail prescription volumes to increase starting in the fourth quarter as it begins to recognize contributions from its recently acquired Pensacola area pharmacy and the opening of its new Jacksonville location.

○ Third quarter 2026 results reflected continued progress in the Company’s Healthcare operations as it works to expand its higher-value contracted pharmacy services offerings focused on supporting the needs of 340B, medication fulfillment facilities and other healthcare providers. Pharmacy contract revenue increased 300% to approximately $2.4 million compared with approximately $0.6 million in the prior-year period. The increase was attributable to growth in 340B contract revenue of approximately $1.6 million, which was driven by an increase in our existing 340B contracts of approximately $1.0 million and an increase in new 340B contract revenue of approximately $0.6 million, and an increase in medication fulfillment contract services of approximately $0.2 million. Pharmacy prescription revenue was approximately $4.3 million compared with approximately $9.5 million in the prior-year period. As anticipated, the year-over-year change mainly reflected lower reimbursement rates along and lower retail prescription volumes, factors that reduced top-line prescription revenue but helped strengthen segment gross margin. The strong growth in contracted 340B revenue partially offset the expected retail prescription reduction, demonstrating its potential to contribute more meaningfully in the coming quarters.

○ Third quarter 2026 e-commerce revenue increased 3% to approximately $3.8 million, compared with approximately $3.7 million in the third quarter of 2025, driven by record high-margin, recurring airtime contract revenue. Growth reflected continued strong global demand for satellite connectivity hardware and airtime services, with sales to customers in more than 115 countries during the quarter, and around 150 year-to-date. Sales through leading international e-commerce marketplaces remained strong. During the third quarter, the Company expanded its international sales channels through Decathlon, a leading international sporting-goods retailer, offering satellite connectivity products to online customers in 20 countries. The Company expects to attract additional new customers by launching on more international marketplaces during the fourth quarter and beyond.

●	Overall gross margin for the third quarter ended September 30, 2026, remained near-record levels at approximately 35.0% compared to 19.9% recorded in 2025.

○ Gross margin in the Company’s Healthcare Operations segment continued to remain strong at approximately 41%, a 23 percentage point improvement from 18% recorded in the third quarter of 2025.

○ Gross margin in the Company’s e-Commerce Operations remained stable year-over-year during the third quarter of 2026 at approximately 24%.

●	Total operating expenses for the quarter ended September 30, 2026 decreased to approximately $4.5 million from approximately $4.9 million in the prior year’s quarter primarily due to a decrease in salaries, wages and payroll taxes of approximately $0.3 million, a decrease in the loss on settlement of litigation of approximately $0.3 million, partially offset by the increase in professional fees of approximately $0.1 million.

●	Net loss attributable to common stockholders for the quarter ended September 30, 2026 decreased approximately 66% to approximately $0.7 million or ($0.28) per diluted share, compared to a net loss attributable to common stockholders of approximately $2.2 million, or ($0.84) per diluted share for the three months ended September 30, 2025.

●	The Company ended the quarter with approximately $11.2 million in cash, working capital of approximately $13.5 million, and no material unsecured debt as of September 30, 2026.

Organizational Highlights and Recent Business Developments:

●	During the quarter, the Company’s Healthcare Operations saw continued growth in its higher-margin 340B contracted pharmacy services segment as prescription volumes grew nearly 72% year-over-year driven by the addition of multiple new entities secured since late last year. In the third quarter, the Company added three new 340B services contracts. Onboarding of these new customers is currently underway and is expected to contribute to increased revenue in early 2027.

●	The Company continued to execute on its PharmcoRx pharmacy expansion plans, completing the profitable acquisition of Scott’s pharmacy in the Pensacola area of Northwest Florida immediately after the close of the quarter, and last month, announced the opening of its newest location in Jacksonville. Operating results of Scott’s Pharmacy remain strong as gross margins have improved and do not yet reflect the anticipated contributions from the launch of new high-value healthcare services for regional providers and patients which are currently underway. The Company continues to explore additional selective acquisitions that could significantly increase the scale of its pharmacy network, including those potentially beyond the state of Florida.

●	E-commerce sales during the third quarter continued to reflect strong demand for satellite-based connectivity, in particular, revenue from airtime services, which reached a record high. The Company opened a new global consumer e-commerce sales channel through its UK subsidiary, Global Telesat Communications Ltd (GTC) in agreement with Decathlon, a leading international sporting-goods retailer which has begun selling an array of satellite connectivity products to its online customers in 20 countries.

●	The Company is on track to launch its new nationwide medication fulfillment website during the fourth quarter following a comprehensive optimization of the platform to support e-commerce at scale. The new site will provide consumers across all 50 U.S. states with convenient online access to prescription and over-the-counter healthcare products and is expected to significantly expand PharmcoRx’s reach beyond Florida, establish a scalable national e-commerce sales channel, and support future healthcare revenue growth through broader consumer access and new partnership opportunities.

Third Quarter 2026 Conference Call Notification

NextPlat’s Chief Executive Officer and President, David Phipps, its Chief Financial Officer, Amanda Ferrio, and Vice President of Healthcare Operations, Birute Norkute, will host a conference call today, November 12th at 8:30 a.m. Eastern time to discuss the results for the quarter ended September 30, 2026, as well as other recent developments .

To access the call, please use the following information:

Date:	Thursday, November 12, 2026
Time:	8:30 a.m. Eastern time
Toll-free dial-in number:	1-877-407-9716
International dial-in number:	1-201-493-6779
Conference webcast link:	https://viavid.webcasts.com/starthere.jsp?ei=1782317&tp_key=5b15b90b68

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1782317&tp_key=5b15b90b68  and via the investor relations section of the Company’s website at https://ir.nextplat.com/news-events/ir-calendar. A replay of the conference call will be available after 12:00 p.m. Eastern time through November 26, 2026 .

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay entry code:	13763732

The financial information included in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, to be filed with the Securities and Exchange Commission .

About NextPlat Corp

NextPlat is a global consumer products and services company providing healthcare and technology solutions through e-Commerce and retail channels worldwide. Through acquisitions, joint ventures and collaborations, the Company seeks to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-Commerce presence and revenue. NextPlat currently operates an e-Commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for consumer and healthcare products and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues, net	$10,499	$13,752	$32,235	$40,918
Cost of revenue	6,821	11,022	20,451	32,441
Gross profit	3,678	2,730	11,784	8,477

Operating expenses:
Selling, general and administrative	2,032	1,899	6,483	5,924
Salaries, wages and payroll taxes	2,347	2,665	7,062	7,929
Depreciation and amortization	51	130	170	450
Intangible asset amortization	25	25	76	76
Loss on settlement of litigation	—	250	—	250
Total operating expenses	4,455	4,969	13,791	14,629

Operating loss	(777)	(2,239)	(2,007)	(6,152)
Non-operating (income) expense	(9)	(28)	(11)	(250)
Loss before income taxes	(768)	(2,211)	(1,996)	(5,902)
Income taxes benefit (expense)	20	26	(28)	(14)
Net loss	(748)	(2,185)	(2,024)	(5,916)
Net loss attributable to non-controlling interest	—	—	14	—
Net loss attributable to common stockholders	$(748)	$(2,185)	$(2,010)	$(5,916)

Comprehensive loss:
Net loss	$(748)	$(2,185)	$(2,024)	$(5,916)
Foreign currency (loss) gain	(5)	18	12	(51)
Comprehensive loss	$(753)	$(2,167)	$(2,012)	$(5,967)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(748)	$(2,185)	$(2,010)	$(5,916)
Weighted average number of common shares outstanding – basic and diluted	2,701	2,596	2,692	2,596

Basic and diluted loss per share	$(0.28)	$(0.84)	$(0.75)	$(2.28)

NEXTPLAT CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares and par value data)

	September 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$11,220	$13,709
Receivables, net of allowances of $64 and $40 as of September 30, 2026 and December 31, 2025, respectively	7,104	5,944
Inventory, net of inventory reserves of $416 and $418 as of September 30, 2026 and December 31, 2025, respectively	4,261	3,396
Other current assets	873	1,107
Total Current Assets	23,458	24,156
Property and equipment, net of accumulated depreciation of $948 and $3,527 as of September 30, 2026 and December 31, 2025, respectively	2,410	2,505
Operating right-of-use assets, net	691	189
Goodwill	156	156
Intangible assets, net	346	422
Other noncurrent assets	90	37
Total Assets	$27,151	$27,465

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses	$9,358	$8,265
Notes payable	122	416
Operating lease liabilities	179	158
Other current liabilities	340	287
Total Current Liabilities	9,999	9,126

Long Term Liabilities:
Notes payable, net of current portion	810	876
Operating lease liabilities, net of current portion	501	41
Total Liabilities	11,310	10,043

Commitments and Contingencies	—	—

Equity
Preferred stock ($0.0001 par value; 3,333,333 shares authorized; no shares issued or outstanding)	—	—
Common stock ($0.0001 par value; 50,000,000 shares authorized, 2,721,529 and 2,676,788 shares issued and 2,708,475 and 2,663,734 shares outstanding as of September 30, 2026 and December 31, 2025, respectively)	—	3
Additional paid-in capital	78,020	77,586
Accumulated deficit	(62,073)	(60,063)
Accumulated other comprehensive loss	(106)	(118)
Treasury stock (at cost; 13,054 shares as of September 30, 2026 and December 31, 2025)	(100)	(100)
Equity attributable to common stockholders	15,741	17,308
Equity attributable to non-controlling interests	100	114
Total Equity	15,841	17,422

Total Liabilities and Equity	$27,151	$27,465